Exhibit 99.1
The Goldman Sachs Group, Inc.   |   85 Broad Street   |   New York, New York 10004
GOLDMAN SACHS REPORTS
EARNINGS PER COMMON SHARE OF $4.47 FOR 2008

FOURTH QUARTER LOSS PER COMMON SHARE WAS $4.97
NEW YORK, December 16, 2008 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $22.22 billion and net earnings of $2.32 billion for the year ended November 28, 2008. Diluted earnings per common share were $4.47 compared with $24.73 for the year ended November 30, 2007. Return on average tangible common shareholders’ equity (1) (ROTE) was 5.5% and return on average common shareholders’ equity (ROE) was 4.9% for 2008.
Goldman Sachs reported fourth quarter negative net revenues of $1.58 billion and a net loss of $2.12 billion. The diluted loss per common share was $4.97 compared with diluted earnings per common share of $7.01 for the fourth quarter of 2007 and $1.81 for the third quarter of 2008.
Annual Business Highlights
•	Goldman Sachs ranked first in worldwide announced mergers and acquisitions for the calendar year-to-date. (2)

•	Equities generated net revenues of $9.21 billion, reflecting strong results in the client franchise businesses, including record commissions.

•	Asset Management generated record net revenues of $4.55 billion, including record management and other fees of $4.32 billion.

•	Securities Services achieved record net revenues of $3.42 billion, 26% above the previous record set in 2007.

•	On September 21, 2008, The Goldman Sachs Group, Inc. became a bank holding company regulated by the Federal Reserve Board.

•	The firm’s Tier 1 Ratio (3) was 15.6% at the end of the year. During the fourth quarter, the Tier 1 Ratio increased from 11.6%, reflecting $20.75 billion of equity issuances.

“Our results for the fourth quarter reflect extraordinarily difficult operating conditions, including a sharp decline in values across virtually every asset class,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “While our quarterly performance obviously didn’t meet our expectations, Goldman Sachs remained profitable during one of the most challenging years in our industry’s history. Our deep and global client franchise, experienced and talented people and strong balance sheet position our firm well for the year ahead.”

Media Relations:  Lucas van Praag  212-902-5400   |   Investor Relations: Dane E. Holmes 212-902-3580

Net Revenues
Investment Banking
Full Year
Net revenues in Investment Banking were $5.19 billion for the year, 31% lower than 2007. Net revenues in Financial Advisory were $2.66 billion, 37% lower than particularly strong net revenues in 2007, primarily reflecting a decline in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $2.53 billion, 24% lower than 2007, principally due to significantly lower net revenues in debt underwriting. The decrease in debt underwriting was primarily due to a decline in leveraged finance and mortgage-related activity, reflecting difficult market conditions. Net revenues in equity underwriting were slightly lower compared with 2007, reflecting a decrease in industry-wide equity and equity-related offerings.
Fourth Quarter
Net revenues in Investment Banking were $1.03 billion, 48% lower than the fourth quarter of 2007 and 20% lower than the third quarter of 2008. Net revenues in Financial Advisory were $574 million, 54% lower than a particularly strong fourth quarter of 2007, primarily reflecting a decline in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $460 million, 37% lower than the fourth quarter of 2007. Net revenues in both debt and equity underwriting were significantly lower, reflecting lower levels of activity.
The firm’s investment banking transaction backlog decreased during the quarter and ended the year significantly lower than at the end of 2007. (4)
Trading and Principal Investments
Full Year
Net revenues in Trading and Principal Investments were $9.06 billion for the year, 71% lower than 2007.
Net revenues in Fixed Income, Currency and Commodities (FICC) were $3.71 billion for the year, 77% lower than 2007, primarily reflecting losses in credit products, which included a loss of approximately $3.1 billion (net of hedges) related to non-investment-grade credit origination activities and losses from investments, including corporate debt and private and public equities. Results in mortgages included net losses of approximately $1.7 billion on residential mortgage loans and securities and approximately $1.4 billion on commercial mortgage loans and securities. Interest rate products, currencies and commodities each produced particularly strong results and net revenues were higher compared with 2007. During 2008, although client-driven activity was generally solid, FICC operated in a challenging environment characterized by broad-based declines in asset values, wider mortgage and corporate credit spreads, reduced levels of liquidity and broad-based investor deleveraging.
Net revenues in Equities were $9.21 billion for the year, 19% lower than a particularly strong 2007, reflecting losses in principal strategies, partially offset by higher net revenues in the client franchise businesses. Commissions were particularly strong and were higher than 2007. During 2008, Equities operated in an environment characterized by a significant decline in global equity prices, broad-based investor deleveraging and very high levels of volatility, particularly in the second half of the year.

Principal Investments recorded a net loss of $3.86 billion for 2008. These results included net losses of $2.53 billion from corporate principal investments and $949 million from real estate principal investments, as well as a $446 million loss related to the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC).
Fourth Quarter
Trading and Principal Investments recorded negative net revenues of $4.36 billion, compared with net revenues of $6.93 billion for the fourth quarter of 2007 and $2.70 billion for the third quarter of 2008.
FICC recorded negative net revenues of $3.40 billion compared with net revenues of $3.30 billion for the fourth quarter of 2007. The negative net revenues for FICC in the quarter were due to losses from investments, including corporate debt and private and public equities, and trading in credit products. These results were adversely impacted by unprecedented weakness across the broader credit markets, reflecting broad-based declines in asset values, substantially reduced levels of liquidity and dislocation between prices for cash instruments and the related derivative contracts and between credit indices and the underlying single names. Credit products also included a loss of approximately $1.3 billion ($1 billion, net of hedges) related to non-investment-grade credit origination activities and mortgages included a net loss of approximately $700 million on commercial mortgage loans and securities. Net revenues in commodities and currencies were solid, but lower compared with the fourth quarter of 2007. Interest rate products had strong results, which were significantly higher compared with the fourth quarter of 2007.
Net revenues in Equities were $2.64 billion, 2% higher than the fourth quarter of 2007, primarily reflecting significantly higher net revenues in derivatives, partially offset by losses in principal strategies. Commissions were particularly strong and were higher compared with the fourth quarter of 2007. During the quarter, Equities operated in an environment characterized by a significant decline in global equity prices, a significant increase in volatility levels and generally strong client-driven activity.
Principal Investments recorded a net loss of $3.60 billion for the fourth quarter of 2008. These results included net losses of $2.00 billion from corporate principal investments and $961 million from real estate principal investments, as well as a $631 million loss related to the firm’s investment in the ordinary shares of ICBC.
Asset Management and Securities Services
Full Year
Net revenues in Asset Management and Securities Services were $7.97 billion for the year, 11% higher than 2007.
Asset Management net revenues were $4.55 billion for the year, 1% higher than 2007. During the year, assets under management decreased $89 billion to $779 billion, due to $123 billion of market depreciation, primarily in equity assets, partially offset by $34 billion of net inflows. Net inflows reflected inflows in money market, fixed income and alternative investment assets, partially offset by outflows in equity assets.
Securities Services net revenues were $3.42 billion for the year, 26% higher than 2007, reflecting the impact of changes in the composition of securities lending customer balances, as well as higher total average customer balances.

Fourth Quarter
Net revenues in Asset Management and Securities Services were $1.74 billion, 5% lower than the fourth quarter of 2007 and 15% lower than the third quarter of 2008.
Asset Management net revenues were $945 million, 19% lower than the fourth quarter of 2007, primarily due to lower management and other fees, principally due to market depreciation and net outflows in equity assets. During the quarter, assets under management decreased $84 billion to $779 billion, due to $90 billion of market depreciation, primarily in equity assets, partially offset by $6 billion of net inflows. Net inflows reflected inflows in money market and alternative investment assets, partially offset by outflows in equity and fixed income assets.
Securities Services net revenues were $799 million, 19% higher than the fourth quarter of 2007. The increase in net revenues reflected the impact of changes in the composition of securities lending customer balances, partially offset by the impact of lower total average customer balances.
Expenses
Operating expenses were $19.89 billion for 2008, 30% lower than 2007.
Compensation and Benefits
Compensation and benefits expenses (including salaries, bonuses, amortization of prior year equity awards and other items such as payroll taxes and benefits) were $10.93 billion for 2008, 46% lower than 2007, reflecting lower levels of discretionary compensation due to lower net revenues. The ratio of compensation and benefits (excluding severance costs of approximately $275 million in the fourth quarter of 2008) to net revenues was 48.0% for 2008. The ratio of compensation and benefits to net revenues was 43.9% for 2007. Employment levels decreased 1% compared with the end of 2007, reflecting an 8% decrease during the fourth quarter.
Non-Compensation Expenses
Full Year
Non-compensation expenses were $8.95 billion for 2008, 9% higher than 2007. Excluding consolidated entities held for investment purposes (5), non-compensation expenses were 5% higher than 2007. The majority of this increase was attributable to higher brokerage, clearing, exchange and distribution fees, principally reflecting higher activity levels in Equities and FICC.
Fourth Quarter
Non-compensation expenses were $2.51 billion, 4% higher than the fourth quarter of 2007 and 15% higher than the third quarter of 2008. Excluding consolidated entities held for investment purposes (5), non-compensation expenses were 4% lower than the fourth quarter of 2007 and 9% higher than the third quarter of 2008. The decrease compared with the fourth quarter of 2007 was due to lower occupancy and market development expenses. The decrease in occupancy expenses was attributable to exit costs incurred during the fourth quarter of 2007 related to the firm’s office space. The decrease in market development expenses primarily reflected lower levels of business activity during the fourth quarter of 2008.

Provision for Taxes
The effective income tax rate was approximately 1% for 2008, down from 25.1% for the first nine months of 2008 and down from 34.1% for fiscal year 2007. The decreases in the effective income tax rate were primarily due to an increase in permanent benefits as a percentage of lower earnings and changes in geographic earnings mix.
Capital
As of November 28, 2008, total capital was $232.59 billion, consisting of $64.37 billion in total shareholders’ equity (common shareholders’ equity of $47.90 billion and preferred stock of $16.47 billion) and $168.22 billion in unsecured long-term borrowings. Book value per common share was $98.68, an increase of 9% compared with the end of 2007 and essentially unchanged from the end of the third quarter of 2008. Tangible book value per common share (1) was $88.00, an increase of 12% compared with the end of 2007 and essentially unchanged from the end of the third quarter of 2008. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 485.4 million at period end.
On September 29, 2008, The Goldman Sachs Group, Inc. (Group Inc.) completed a public offering of 46.7 million common shares at $123.00 per share for proceeds of $5.75 billion.
On October 1, 2008, Group Inc. issued to Berkshire Hathaway Inc. and certain affiliates 50,000 shares of 10% Cumulative Perpetual Preferred Stock, Series G (Series G Preferred Stock), and a five-year warrant to purchase 43.5 million common shares at an exercise price of $115.00 per share, for aggregate proceeds of $5.00 billion.
On October 28, 2008, under the U.S. Treasury’s TARP Capital Purchase Program, Group Inc. issued to the U.S. Treasury 10.0 million shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series H (Series H Preferred Stock), and a ten-year warrant to purchase 12.2 million common shares at an exercise price of $122.90 per share, for aggregate proceeds of $10.00 billion. Cumulative dividends on the Series H Preferred Stock are payable at a rate of 5% annually through November 15, 2013 and at a rate of 9% annually thereafter.
The firm repurchased 10.5 million shares of its common stock during 2008 at an average cost per share of $193.18, for a total cost of $2.04 billion. The remaining share authorization under the firm’s existing share repurchase program is 60.9 million shares.
The firm’s Tier 1 Ratio (3) was 15.6% as of November 28, 2008.

Other Balance Sheet and Liquidity Metrics
•	Total assets (6) were $885 billion as of November 28, 2008, down 18% from August 29, 2008.

•	Level 3 assets (7) were approximately $66 billion as of November 28, 2008 (down from $68 billion as of August 29, 2008) and represented 7.5% of total assets.

•	Average global core excess (8) liquidity was $111.43 billion for the fourth quarter of 2008 and $96.73 billion for the year ended November 28, 2008.
Dividends and Other Matters
The Board of Directors of Group Inc. (the Board) approved a change in the firm’s fiscal year end from the last Friday of November to the last Friday of December. The change is effective for the firm’s 2009 fiscal year.
The Board declared a dividend of $0.4666666 per common share to be paid on March 26, 2009 to common shareholders of record on February 24, 2009. The dividend of $0.4666666 per common share is reflective of a four month period (December 2008 through March 2009), due to the change in the firm’s fiscal year end. The Board also declared dividends of $239.58, $387.50, $255.56 and $255.56 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on February 10, 2009 to preferred shareholders of record on January 26, 2009. In addition, the Board declared dividends of $2,500 per share of Series G Preferred Stock to be paid on February 10, 2009 to preferred shareholders of record on January 26, 2009 and dividends of $14.8611111 per share of Series H Preferred Stock to be paid on February 17, 2009 to preferred shareholders of record on January 31, 2009.

Goldman Sachs is a bank holding company and a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007.
Certain of the information regarding the firm’s Tier 1 Ratio, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates; these estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its annual financial statements.
Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007.
Conference Call
A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 74336254, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Year Ended		% Change From
	Nov. 28,	Nov. 30,	Nov. 30,
	2008	2007	2007
Investment Banking
Financial Advisory	$2,656	$4,222	(37)%

Equity underwriting	1,353	1,382	(2)
Debt underwriting	1,176	1,951	(40)

Total Underwriting	2,529	3,333	(24)

Total Investment Banking	5,185	7,555	(31)

Trading and Principal Investments
FICC	3,713	16,165	(77)

Equities trading	4,208	6,725	(37)
Equities commissions	4,998	4,579	9

Total Equities	9,206	11,304	(19)

ICBC	(446)	495	N.M.
Other corporate and real estate gains and losses	(3,480)	2,785	N.M.
Overrides	70	477	(85)

Total Principal Investments	(3,856)	3,757	N.M.

Total Trading and Principal Investments	9,063	31,226	(71)

Asset Management and Securities Services
Management and other fees	4,321	4,303	—
Incentive fees	231	187	24

Total Asset Management	4,552	4,490	1

Securities Services	3,422	2,716	26

Total Asset Management and Securities Services	7,974	7,206	11

Total net revenues	$22,222	$45,987	(52)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	Nov. 28,	Aug. 29,	Nov. 30,	Aug. 29,	Nov. 30,
	2008	2008	2007	2008	2007
Investment Banking
Financial Advisory	$574	$619	$1,240	(7)%	(54)%

Equity underwriting	273	292	403	(7)	(32)
Debt underwriting	187	383	330	(51)	(43)

Total Underwriting	460	675	733	(32)	(37)

Total Investment Banking	1,034	1,294	1,973	(20)	(48)

Trading and Principal Investments
FICC	(3,403)	1,595	3,304	N.M.	N.M.

Equities trading	1,325	354	1,348	N.M.	(2)
Equities commissions	1,318	1,208	1,243	9	6

Total Equities	2,643	1,562	2,591	69	2

ICBC	(631)	106	163	N.M.	N.M.
Other corporate and real estate gains and losses	(2,965)	(581)	769	N.M.	N.M.
Overrides	—	22	104	(100)	(100)

Total Principal Investments	(3,596)	(453)	1,036	N.M.	N.M.

Total Trading and Principal Investments	(4,356)	2,704	6,931	N.M.	N.M.

Asset Management and Securities Services
Management and other fees	930	1,115	1,134	(17)	(18)
Incentive fees	15	14	31	7	(52)

Total Asset Management	945	1,129	1,165	(16)	(19)

Securities Services	799	916	672	(13)	19

Total Asset Management and Securities Services	1,744	2,045	1,837	(15)	(5)

Total net revenues	$(1,578)	$6,043	$10,741	N.M.	N.M.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts

	Year Ended			% Change From
	Nov. 28,		Nov. 30,	Nov. 30,
	2008		2007	2007
Revenues
Investment banking	$5,179		$7,555	(31)%
Trading and principal investments	8,095		29,714	(73)
Asset management and securities services	4,672		4,731	(1)
Interest income	35,633		45,968	(22)

Total revenues	53,579		87,968	(39)

Interest expense	31,357		41,981	(25)

Revenues, net of interest expense	22,222		45,987	(52)

Operating expenses
Compensation and benefits	10,934	(9)	20,190	(46)

Brokerage, clearing, exchange and distribution fees	2,998		2,758	9
Market development	485		601	(19)
Communications and technology	759		665	14
Depreciation and amortization	1,022		624	64
Amortization of identifiable intangible assets	240		195	23
Occupancy	960		975	(2)
Professional fees	779		714	9
Other expenses	1,709		1,661	3

Total non-compensation expenses	8,952		8,193	9

Total operating expenses	19,886		28,383	(30)

Pre-tax earnings	2,336		17,604	(87)
Provision for taxes	14		6,005	(100)

Net earnings	2,322		11,599	(80)

Preferred stock dividends	281		192	46

Net earnings applicable to common shareholders	$2,041		$11,407	(82)

Earnings per common share
Basic	$4.67		$26.34	(82)%
Diluted	4.47		24.73	(82)

Average common shares outstanding
Basic	437.0		433.0	1
Diluted	456.2		461.2	(1)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and employees

	Three Months Ended			% Change From
	Nov. 28,	Aug. 29,	Nov. 30,	Aug. 29,	Nov. 30,
	2008	2008	2007	2008	2007
Revenues
Investment banking	$1,034	$1,294	$1,974	(20)%	(48)%
Trading and principal investments	(4,461)	2,440	6,823	N.M.	N.M.
Asset management and securities services	936	1,174	1,219	(20)	(23)
Interest income	6,173	8,717	11,518	(29)	(46)

Total revenues	3,682	13,625	21,534	(73)	(83)

Interest expense	5,260	7,582	10,793	(31)	(51)

Revenues, net of interest expense	(1,578)	6,043	10,741	N.M.	N.M.

Operating expenses
Compensation and benefits	(490)	2,901	3,272	N.M.	N.M.

Brokerage, clearing, exchange and distribution fees	733	734	774	—	(5)
Market development	96	119	177	(19)	(46)
Communications and technology	188	192	184	(2)	2
Depreciation and amortization	418	251	207	67	102
Amortization of identifiable intangible assets	70	49	41	43	71
Occupancy	253	237	343	7	(26)
Professional fees	248	168	204	48	22
Other expenses	505	432	484	17	4

Total non-compensation expenses	2,511	2,182	2,414	15	4

Total operating expenses	2,021	5,083	5,686	(60)	(64)

Pre-tax earnings / (loss)	(3,599)	960	5,055	N.M.	N.M.
Provision / (benefit) for taxes	(1,478)	115	1,840	N.M.	N.M.

Net earnings / (loss)	(2,121)	845	3,215	N.M.	N.M.

Preferred stock dividends	166	35	49	N.M.	N.M.

Net earnings / (loss) applicable to common shareholders	$(2,287)	$810	$3,166	N.M.	N.M.

Earnings / (loss) per common share
Basic	$(4.97)	$1.89	$7.49	N.M. %	N.M. %
Diluted	(4.97)	1.81	7.01	N.M.	N.M.

Average common shares outstanding
Basic	459.9	427.6	422.9	8	9
Diluted	459.9	448.3	451.7	3	2

Selected Data
Employees at period end (10)	30,067	32,569	30,522	(8)	(1)

NON-COMPENSATION EXPENSES
(UNAUDITED)
$ in millions

	Year Ended		% Change From
	Nov. 28,	Nov. 30,	Nov. 30,
	2008	2007	2007
Non-compensation expenses of consolidated investments (5)	$779	$446	75%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing, exchange and distribution fees	2,998	2,758	9
Market development	475	593	(20)
Communications and technology	754	661	14
Depreciation and amortization	631	509	24
Amortization of identifiable intangible assets	233	189	23
Occupancy	861	892	(3)
Professional fees	770	711	8
Other expenses	1,451	1,434	1

Subtotal	8,173	7,747	5

Total non-compensation expenses, as reported	$8,952	$8,193	9

	Three Months Ended			% Change From
	Nov. 28,	Aug. 29,	Nov. 30,	Aug. 29,	Nov. 30,
	2008	2008	2007	2008	2007
Non-compensation expenses of consolidated investments (5)	$337	$194	$157	74%	115%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing, exchange and distribution fees	733	734	774	—	(5)
Market development	93	117	175	(21)	(47)
Communications and technology	186	191	182	(3)	2
Depreciation and amortization	182	155	142	17	28
Amortization of identifiable intangible assets	67	47	39	43	72
Occupancy	224	209	311	7	(28)
Professional fees	246	167	203	47	21
Other expenses	443	368	431	20	3

Subtotal	2,174	1,988	2,257	9	(4)

Total non-compensation expenses, as reported	$2,511	$2,182	$2,414	15	4

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)
Average Daily VaR (11)
$ in millions

Three Months Ended	Twelve Months Ended
Nov. 28,	Aug. 29,	Nov. 30,	Nov. 28,	Nov. 30,
2008	2008	2007	2008	2007
Risk Categories
Interest rates	$178	$141	$106	$142	$85
Equity prices	51	67	107	72	100
Currency rates	32	25	30	30	23
Commodity prices	38	51	26	44	26
Diversification effect (12)	(102)	(103)	(118)	(108)	(96)

Total	$197	$181	$151	$180	$138

Assets Under Management (13) $ in billions

As of	% Change From
Nov. 30,	Aug. 31,	Nov. 30,	Aug. 31,	Nov. 30,
2008	2008	2007	2008	2007
Asset Class
Alternative investments	$146	$154	$151	(5)%	(3)%
Equity	112	179	255	(37)	(56)
Fixed income	248	268	256	(7)	(3)

Total non-money market assets	506	601	662	(16)	(24)

Money markets	273	262	206	4	33

Total assets under management	$779	$863	$868	(10)	(10)

Three Months Ended	Year Ended
Nov. 30,	Aug. 31,	Nov. 30,	Nov. 30,	Nov. 30,
2008	2008	2007	2008	2007
Balance, beginning of period	$863	$895	$796	$868	$676

Net inflows / (outflows)
Alternative investments	4	9	—	8	9
Equity	(8)	(12)	1	(55)	26
Fixed income	(1)	3	15	14	38

Total non-money market net inflows / (outflows)	(5)	—	16	(14)	(33)	73	(14)

Money markets	11	(7)	42	67	88

Total net inflows / (outflows)	6	(7)	58	34	161

Net market appreciation / (depreciation)	(90)	(25)	14	(123)	31

Balance, end of period	$779	$863	$868	$779	$868

Principal Investments (15) $ in millions

As of November 28, 2008
Corporate	Real Estate	Total
Private	$10,726	$2,935	$13,661
Public	1,436	29	1,465

Subtotal	12,162	2,964	15,126
ICBC ordinary shares (16)	5,496	—	5,496

Total	$17,658	(17)	$2,964	$20,622

Footnotes
(1)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets, excluding power contracts. Identifiable intangible assets associated with power contracts are not deducted from total shareholders’ equity because, unlike other intangible assets, less than 50% of these assets are supported by common shareholders’ equity. Management believes that return on average tangible common shareholders’ equity (ROTE) is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally. ROTE is computed by dividing net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

	Average for the	As of
	Year Ended
	November 28, 2008	November 28, 2008
	(unaudited, $ in millions)
Total shareholders’ equity	$47,167	$64,369
Preferred stock	(5,157)	(16,471)

Common shareholders’ equity	42,010	47,898
Goodwill and identifiable intangible assets, excluding power contracts	(5,220)	(5,183)

Tangible common shareholders’ equity	$36,790	$42,715

(2)	Thomson Reuters — January 1, 2008 through November 28, 2008.

(3)	The Tier 1 Ratio equals tier 1 capital divided by total risk-weighted assets. The firm became a bank holding company regulated by the Federal Reserve Board in September 2008. For purposes of this earnings release, Tier 1 capital and total risk-weighted assets continue to be calculated in the same manner as when the firm was regulated by the SEC as a Consolidated Supervised Entity. This method is generally consistent with that set out in the Revised Framework for the International Convergence of Capital Measurement and Capital Standards issued by the Basel Committee on Banking Supervision (Basel II). For a further discussion of the firm’s Tier 1 Ratio, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the fiscal period ended August 29, 2008. This ratio represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2008.

(4)	The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(5)	Consolidated entities held for investment purposes are entities that are held strictly for capital appreciation, have a defined exit strategy and are engaged in activities that are not closely related to the firm’s principal businesses. For example, these investments include consolidated entities that hold real estate assets, such as hotels, but exclude investments in entities that primarily hold financial assets. Management believes that it is meaningful to review non-compensation expenses excluding expenses related to these consolidated entities in order to evaluate trends in non-compensation expenses related to the firm’s principal business activities.

(6)	This amount represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2008.

(7)	SFAS No. 157, “Fair Value Measurements,” establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). Level 3 assets reflect prices or valuations that require inputs that are both significant to the fair value measurement and unobservable. For a further discussion of the firm’s level 3 assets, see “Critical Accounting Policies — Fair Value — Fair Value Hierarchy — Level 3” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the fiscal period ended August 29, 2008. These amounts represent preliminary estimates as of the date of this earnings release and may be revised in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2008.

(8)	The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities that may be sold or pledged to provide same-day liquidity, as well as overnight cash deposits. This liquidity is intended to allow the firm to meet immediate obligations without the need to sell other assets or depend on additional funding from credit-sensitive markets in a difficult funding environment. This amount represents the average loan value (the estimated amount of cash that would be advanced by counterparties against these securities), as well as overnight cash deposits in the global core excess. Beginning in the fourth quarter of 2008, the firm’s global core excess as presented includes the global core excess of Goldman Sachs Bank USA and Goldman Sachs Bank (Europe) PLC. The firm’s average global core excess liquidity for the quarter ended August 29, 2008, including that of Goldman Sachs Bank USA and Goldman Sachs Bank (Europe) PLC, was $112.61 billion. For a further discussion of the firm’s global core excess liquidity pool, please see “Liquidity and Funding Risk” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the fiscal period ended August 29, 2008. This amount represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Annual Report on Form 10-K for the fiscal year ended November 28, 2008.

(9)	Includes severance costs of approximately $275 million in the fourth quarter of 2008. Excluding these severance costs, the ratio of compensation and benefits to net revenues was 48.0% for 2008.

Footnotes (continued)
(10)	Excludes 4,671, 4,909 and 4,572 employees as of November 28, 2008, August 29, 2008 and November 30, 2007, respectively, of consolidated entities held for investment purposes. Compensation and benefits includes $70 million, $63 million and $43 million for the three months ended November 28, 2008, August 29, 2008 and November 30, 2007, respectively, attributable to these consolidated entities.

(11)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no standard methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007.

(12)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(13)	Substantially all assets under management are valued as of calendar month end. Assets under management do not include the firm’s investments in funds that it manages.

(14)	Includes $7 billion of net asset inflows in connection with the firm’s acquisition of Macquarie — IMM Investment Management.

(15)	Represents investments included within the Principal Investments component of the firm’s Trading and Principal Investments segment.

(16)	Includes interests of $3.47 billion as of November 28, 2008 held by investment funds managed by Goldman Sachs. The fair value of the investment in the ordinary shares of ICBC, which trade on The Stock Exchange of Hong Kong, includes the effect of foreign exchange revaluation for which Goldman Sachs maintains an economic currency hedge.

(17)	Excludes the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. The firm has hedged all of the common stock underlying the investment.